Exhibit 99.1

AITX Updates RADCam™ Revenue Guidance, Positioning for Market Leadership Over Legacy Competitors

Detroit, Michigan, August 5, 2024 – Artificial Intelligence Technology Solutions Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced updated revenue guidance for its upcoming RADCam product, developed by wholly owned subsidiary RAD Residential, Inc. (RAD-R). This advanced residential and small business security solution is set to redefine market standards, potentially outpacing legacy competitors such as Arlo®1, Ring®2, and Nest™3 with cutting-edge features and technology.

Competitive Landscape and Market Context

Existing security camera competitors like Arlo, Ring, and Nest have long dominated the home security camera market, with significant revenue growth over recent years. For instance, Arlo reported annual revenues of $408.3 million in 2021, while Ring and Nest, part of Amazon and Google respectively, have leveraged their parent companies’ ecosystems to achieve substantial market penetration and customer loyalty. Arlo has claimed more than 4 million subscribers in their last SEC filings, and it is estimated that Nest has 15 million subscribers. Despite their success, these companies have largely relied on conventional technologies, leaving room for innovation and disruption.

RADCam’s Market Positioning and Projections

RADCam is poised to introduce a suite of advanced features that set it apart from these incumbent providers. The product’s capabilities include enhanced AI-driven analytics, with performance designed to severely limit false or redundant notifications, and superior data privacy measures. These innovations, and more, are expected to position RADCam as a next-generation smart solution, potentially rendering existing offerings from competitors as “legacy” products based on outdated technology.

Previously, AITX had issued first year revenue guidance for RADCam between $200,000 and $800,000. Based on updated market analysis and increasing demand, particularly understanding that grassroots marketing combined with targeted ad and promotional spending, the Company is comfortable increasing projections for first year revenues (November 2024 to October 2025) for RADCam to range between $1 million to $2 million. This revised forecast includes last month’s recurring monthly revenue (RMR) guidance of $150,000 to $400,000. The revised projections are based on anticipated sales between 6,000 to 16,000 units and corresponding annual subscriptions to the device’s software ecosystem.

Steve Reinharz, CEO/CTO of AITX, commented, “RADCam represents a significant leap forward in the security camera market, offering features and capabilities that outshine those of legacy competitors. We are excited to bring this innovative product to market and confident in our ability to capture a substantial share of the market.”

1 Arlo® is a registered trademark of Arlo Technologies, Inc.

2 Ring® is a registered trademark of Amazon Technologies, Inc.

3 Nest® is a registered trademark of Google LLC.

Strategic Marketing and Beta Testing

To support this ambitious growth, the Company has developed a comprehensive marketing plan designed to accelerate sales and build market momentum. An important component of this strategy involves engaging 125 beta testers to refine the product and generate initial customer feedback, as well as developing legitimate end-user testimonials. These early adopters will play a pivotal role in fine-tuning RADCam’s feature set and ensuring a seamless user experience upon full launch.

Reinharz concluded, “RADCam will be the first product released to feature our autonomous intelligent response, aka AIR™, software platform. The realization of this technical solution, whether at home or securing a small business will be capable of features we could have only imagined just a few years ago.”

RMR is money earned from customers who pay for a subscription to a service or product. Most of the Company’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz